Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4/A No. 333-214442) and related Prospectus of Eldorado Resorts, Inc. for the registration of 35,630,866 shares of its common stock and to the incorporation by reference therein of our report dated June 21, 2016, except for the effects of discontinued operations, as discussed in Note 3 and the effects of the adoption of ASU No. 2015-03, as discussed in Note 7 and Note 2, as to which the dates are December 21, 2016, with respect to the consolidated financial statements and schedules of Isle of Capri Casinos, Inc., and our report dated June 21, 2016, with respect to the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc., included in its Current Report on Form 8-K dated December 21, 2016, for the year ended April 24, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri

December 22, 2016